Exhibit 2.1
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
STOCK PURCHASE AGREEMENT
by and between
QLT INC.
and
TOLMAR HOLDING, INC.
Dated as of October 1, 2009

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1 Definitions	1
1.2 Other Definitional Provisions	10

ARTICLE II ASSETS AND LIABILITIES OF QLT USA; PURCHASE AND SALE OF SHARES	11

2.1 Assets and Liabilities of QLT USA	11
2.2 Purchase and Sale of Shares; Purchase Price	12

ARTICLE III CLOSING	13

3.1 Closing	13
3.2 Deliveries on the Closing Date and after the Closing	13
3.3 Post-Closing Deliveries	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING QLT USA	15

4.1 Organization; Corporate Records	15
4.2 No Conflicts	15
4.3 Capitalization	15
4.4 Title	16
4.5 No Subsidiaries	16
4.6 Intellectual Property	16
4.7 Litigation	17
4.8 Taxes	18
4.9 Compliance with Laws; Regulatory Matters	18
4.10 Material Contracts	20
4.11 Financial Statements	20
4.12 No Undisclosed Liabilities	21
4.13 Employee Benefit and Other Employment Matters	21
4.14 Insurance	23
4.15 Related Party Transactions	23
4.16 Real Property	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	23

5.1 Organization; Due Authorization	23
5.2 No Conflicts; Enforceability	24
5.3 Consents	24
5.4 Litigation	24
5.5 Brokers’ Fees	24
5.6 Shares	24
5.7 No Other Representations or Warranties	25
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER	25

6.1 Organization; Due Authorization	25
6.2 No Conflicts; Enforceability	25
6.3 Consents	25
6.4 Litigation	26
6.5 Solvency	26
6.6 Securities Act	26
6.7 No Other Representations or Warranties	26

ARTICLE VII COVENANTS	27

7.1 Conduct of the Business Post-Closing	27
7.2 Required Approvals and Consents	27
7.3 Further Assurances; Further Documents	28
7.4 Noncompetition	28
7.5 HSR Fees	29
7.6 Product Reports	29
7.7 Name Change	29

ARTICLE VIII CONDITIONS TO CLOSING	29

8.1 Conditions Precedent to Obligations of Purchaser and Seller	29

ARTICLE IX ADDITIONAL COVENANTS	30

9.1 Confidentiality; Publicity	30
9.2 Availability of Records	30
9.3 Regulatory Matters	31
9.4 Tax Matters	31

ARTICLE X TERMINATION	32

10.1 Termination	32
10.2 Automatic Termination	32
10.3 Consequences of Termination	32

ARTICLE XI SURVIVAL; INDEMNIFICATION	33

11.1 Survival of Representations and Warranties and Covenants	33
11.2 Indemnification	33
11.3 Notice of Claims	34
11.4 Third Person Claims	35
11.5 Limitation on Indemnity	36
11.6 Remedies	36
11.7 Limitation on Liabilities	37
11.8 Knowledge	37
11.9 No Set-off	37
11.10 Treatment of Indemnification Payments	37
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ii

ARTICLE XII MISCELLANEOUS	37

12.1 Assignment; Binding Effect	37
12.2 Expenses	38
12.3 Notices	38
12.4 Severability	39
12.5 Entire Agreement	39
12.6 No Third Party Beneficiaries	39
12.7 Waiver	39
12.8 Governing Law; Arbitration	39
12.9 Waiver of Jury Trial	39
12.10 Injunctive Relief	39
12.11 Headings	40
12.12 Counterparts	40
12.13 Schedules	40
12.14 Construction	40
12.15 Time of the Essence	40
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

iii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2009 (the “Execution Date”), is entered into by and between QLT Inc., a corporation formed under the laws of the Province of British Columbia, Canada (“Seller”), and TOLMAR Holding, Inc., a Delaware corporation (“Purchaser”). Each of Seller and Purchaser is sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.” All capitalized terms used herein shall have the meanings specified in ARTICLE I below or elsewhere in this Agreement, as applicable.
INTRODUCTION
WHEREAS, Seller owns 100% of the issued and outstanding shares of capital stock of QLT USA, Inc., a Delaware corporation (“QLT USA”); and
WHEREAS, Seller desires to sell and Purchaser desires to purchase 100% of the issued and outstanding shares of capital stock of QLT USA.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below for purposes of this Agreement:
“10% Indemnity Cap” has the meaning set forth in Section 11.5.
“15% Indemnity Cap” has the meaning set forth in Section 11.5.
“AAA” has the meaning set forth in Section 11.3(c).
“Act” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the rules, regulations and guidance documents promulgated thereunder.
“Action” means any claim, action, suit, arbitration, inquiry, hearing, audit, proceeding or investigation by or before any Governmental Authority or arbitrator.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, (a) “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and the words “controlling” and “controlled” have meanings correlative to the word “control” and (b) a specified Person shall be deemed, in any event, to control any other Person if such specified Person is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 50% of the voting securities, voting ownership interests or voting partnership interests of such other Person.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Affiliate Resolution Agreement” means the Affiliate Resolution Agreement by and among Purchaser, Seller and QLT USA, dated of even date herewith.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Applicable Permits” means the permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held by QLT USA set forth on Schedule 1.1(a) hereto.
“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, pre-paid expenses and other assets, general intangibles, equipment, inventory, goods and Intellectual Property.
“Atrigel®” means the drug delivery system consisting of flowable compositions (e.g., solutions, gels, pastes and putties) of biodegradable polymers and biocompatible solvents.
“Atrigel License Agreement” means the Exclusive License Agreement between QLT USA, Inc. and Reckitt Benckiser Pharmaceuticals Inc., dated August 25, 2008.
“Atrix Acquisition Date” means November 20, 2004.
“Audited Financial Statements” has the meaning set forth in Section 4.11(a).
“August Balance Sheet” has the meaning set forth in Section 4.11(c).
“Basket Amount” has the meaning set forth in Section 11.5.
“Business Day” means any day, other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, United States of America are authorized or obligated by Law to be closed.
“Bylaws” means the bylaws of QLT USA, as amended through the date hereof.
“Cash Equivalents” means securities issued or directly and fully guaranteed or insured by, or certificates of deposit with, the Goldman Sachs Financial Square Government Fund.
“Certificate of Incorporation” means the certificate of incorporation of QLT USA, as amended through the date hereof.
“Claim Notice” has the meaning set forth in Section 11.3(a).
“Closing” means the closing of the purchase and sale of the Shares contemplated by this Agreement.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Balance Sheet” means the consolidated balance sheet of QLT USA as of the close of business on the day immediately preceding the Closing Date.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Closing Date Financial Statement” has the meaning set forth in Section 4.11(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.001 per share, of QLT USA.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 20, 2008, between Seller and an Affiliate of Purchaser.
“Contract” means any written agreement, contract, understanding, arrangement, instrument, note, mortgage, indenture, guaranty, option, indemnity, warranty, deed, assignment, power of attorney, certificate, sale or purchase order, work order, insurance policy, lease, license or commitment to which a specified Person is a party or by which any of its Assets are bound.
“Copyright” means all registered and unregistered copyrights in both published and unpublished works, rights in mask works and mask works applications, all sui generis rights in data and databases, and any other rights of authorship in any other published and unpublished works, including all moral rights in any of the foregoing.
“Covered Parties” has the meaning set forth in Section 11.2(a)(ii).
“Damages” has the meaning set forth in Section 11.2(a)(i).
“Deferred Payments” has the meaning set forth in Section 9.4(e).
“Dispute Notice” has the meaning set forth in Section 11.3(b).
“Distribution” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of any product (whether directly or through other marketing licensees), including packaging, advertising, detailing, educating, planning, promoting, performing, reporting, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.
“Effective Time” has the meaning set forth in Section 3.1.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, charge or other encumbrance, other than any licenses of Intellectual Property.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other incorporated or unincorporated enterprise, association, organization or entity.
“ERISA” has the meaning set forth in Section 4.13(b).
“ERISA Affiliate” has the meaning set forth in Section 4.13(b).
“Escrow Agreement” means the Escrow Agreement by and among Seller, Purchaser and the Escrow Agent regarding the payment of the Post-Closing Royalty Payments, in a form mutually agreed upon between the parties, to be executed following the Closing.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.1(a)(ii).
“Excluded Liabilities” has the meaning set forth in Section 2.1(b)(ii).
“Excluded Liabilities Assignment, Assumption and Release Documents” means documents reasonably satisfactory to Purchaser evidencing the assignment and assumption of all Excluded Liabilities and the full and final release of QLT USA therefrom.
“Execution Date” means the date set forth in the first paragraph of this Agreement.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
“Four Month Product” means the 30.0 mg formulation comprised of leuprolide acetate in an Atrigel® delivery system that provides for the sustained release of leuprolide acetate over a period of about 120 days and not less than 112 days with a primary indication for the palliative treatment of prostate cancer.
“Future Product” means any Atrigel-based product sold pursuant to the Sanofi Agreement or MediGene Agreement.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.
“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“In-License Contract” means any Contract under which QLT USA has been granted any license, permission or any other right to utilize or otherwise exploit any Intellectual Property.
“In-Licensed IP” means the Intellectual Property that is licensed to QLT USA under or through an In-License Contract.
“Included Assets” has the meaning set forth in Section 2.1(a)(i).
“Included Liabilities” has the meaning set forth in Section 2.1(b)(i).
“Indemnified Party” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).
“Intellectual Property” means any intellectual property or industrial property that may exist or be created under the laws of any jurisdiction throughout the world, including all Trademarks, Copyrights, Know-How and Patents, whether registered or unregistered, and all applications and registrations therefor (whether pending, existing, abandoned or expired).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Intercompany Loan Receivable” means those certain promissory notes aggregating [*] million in principal amount, plus accrued and unpaid interest thereon, issued by Seller to QLT USA.
“IRS” means the Internal Revenue Service of the United States.
“Know-How” means all information that derives economic value from not being generally known to other Persons, all information that is proprietary or confidential to a specified Person, and any trade secrets, confidential information, know-how, and similar or analogous rights in ideas, inventions, discoveries, models, developments, improvements, procedures, processes, techniques, devices, methods, patterns, formulations, specifications, documentation, information, lists, software, data, products, technology, plans, drawings, designs, systems, research and development, materials, or technology, including all biological, chemical, clinical, manufacturing and other information or data, other than such which is or becomes the subject of a Patent.
“Knowledge” means, with respect to Seller, the actual knowledge of the Persons set forth on Schedule 1.1(b) hereto, and with respect to Purchaser, the actual knowledge of the Persons set forth on Schedule 1.1(c) hereto.
“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.
“Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability.
“Material Adverse Effect” means any occurrence, development, change, event, condition, circumstance or effect that does or would reasonably be expected to materially and adversely affect the business, assets, financial condition, liabilities or results of operations of QLT USA or the Product Line Business, taken as a whole, but, for purposes of this definition, shall exclude: (a) any occurrence, development, change, event, condition, circumstance or effect that generally affects the industries in which QLT USA operates or the manufacture and Distribution of the Product, including changes in Laws, but does not affect QLT USA disproportionately relative to other participants in the industries in which QLT USA operates in any material respect, (b) general economic or political conditions, or events, circumstances, changes or effects affecting the securities markets generally, (c) acts of terrorism or war (whether or not declared) occurring after the date hereof, (d) changes in GAAP or regulatory accounting requirements, (e) changes arising from actions, recommendations or decisions of the FDA with respect to new drug applications, abbreviated new drug applications, supplemental new drug applications or biologics license applications of QLT USA, which do not affect QLT USA disproportionately, (f) actions by any of QLT USA’s actual or potential competitors with respect to the Product or the Product Line Business, (g) the consummation of the Transaction or the announcement of the execution of this Agreement, or (h) Seller’s compliance with the terms of this Agreement or any Other Transaction Document.
“Material Contract” means each Contract of QLT USA set forth on Schedule 1.1(d).
“Medical Product Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including the FDA.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“MediGene” means MediGene Aktiengesellschaft.
“MediGene Agreement” means the Collaboration, License and Supply Agreement, dated as of April 4, 2001, between Atrix Laboratories, Inc. and MediGene, as amended pursuant to (a) the 1. Amendment of the Collaboration, License and Supply Agreement effective April 4, 2001 between Atrix Laboratories, Inc. and MediGene concerning AE Exchange, (b) the Second Amendment to Collaboration, License and Supply Agreement between Atrix Laboratories, Inc. and MediGene as of December 22, 2003 and (c) the Third Amendment to Collaboration, License and Supply Agreement dated May 17, 2006 between QLT USA and MediGene.
“Noncompete Period” has the meaning set forth in Section 7.4(a).
“One Month Product” mean the 7.5 mg formulation comprised of leuprolide acetate in an Atrigel® delivery system that provides for the sustained release of leuprolide acetate over a period of about thirty (30) days and not less than twenty-eight (28) days with a primary indication for the palliative treatment of prostate cancer.
“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.
“Other Transaction Documents” means the Excluded Liabilities Assignment, Assumption and Release Documents, the Escrow Agreement, the Affiliate Resolution Agreement and the Trademark and Trade Name License Agreement.
“Out-License Contract” means any Contract under which QLT USA has granted a license to any Person to utilize or otherwise exploit any Intellectual Property with respect to Products.
“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.
“Patent” means any United States or non-United States patent, patent application, patent disclosure, invention disclosure or other rights relating to the protection of inventions worldwide and all rights related thereto, including all original applications, reissues, reexaminations, divisionals, continuations, continuations-in-part, continuing applications, re-examinations, extensions, reissues, or renewals of any of the foregoing, and all counterparts claiming priority therefrom.
“Permitted Encumbrances” means (a) (i) statutory liens for current Taxes not yet delinquent or (ii) Taxes being contested in good faith by appropriate proceedings and which have been appropriately reserved for on QLT USA’s balance sheet, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising by operation of law and incurred in the Ordinary Course of Business of QLT USA relating to obligations as to which there is no default on the part of QLT USA or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) arising or incurred in the Ordinary Course of Business of QLT USA and (d) any Contract listed in Section 4.6 of the Seller Disclosure Schedule that constitutes an Encumbrance.
“Person” means any individual, Entity or Governmental Authority.
“Post-Closing Royalty Amounts” means the Royalty Amounts for sales occurring during the quarter ended September 30, 2009 and during each quarter following the Effective Time, as applicable.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Product” means, collectively, the One Month Product, Three Month Product, Four Month Product and Six Month Product.
“Product Equipment” means, the tools and manufacturing equipment owned by QLT USA and used to test the Product as set forth on Schedule 1.1(g) hereto.
“Product Line Business” means the rights in and related to the Product and the Distribution of the Product.
“Product Records” means to the extent permitted by Law, all books and records relating to the Product, including copies of all material customer and supplier lists, account lists, call data, sales history, call notes, marketing studies, consultant reports, physician databases and correspondence (excluding invoices) with respect to the Product or the Product Line Business to the extent maintained by or in the possession of QLT USA, Seller or any other Subsidiary of Seller, and all complaint files and adverse event files with respect to the Product, provided, however, that (a) Seller may retain: (i) a copy of any such books and records to the extent necessary for Tax, accounting, litigation or other valid business purposes, (ii) a copy of any such books and records to the extent such books and records relate to the Product or Product Line Business and (iii) all books, documents, records and files prepared in connection with or relating to the Transaction, including bids received from other parties and strategic, financial or Tax analyses relating to the Included Assets or Included Liabilities, (b) any attorney work product, attorney-client communications and other items protected by privilege shall be excluded, and (c) Seller shall be entitled to redact from any such books and records any information that does not relate to the Included Assets or Included Liabilities.
“Product Trade Dress” means the trade dress, package designs, product inserts, labels, logos and associated artwork held by QLT USA used in connection with the Product or the packaging therefor in the Territory in the form set forth on Schedule 1.1(j) hereto, but specifically excluding all QLT USA Brands used thereon.
“Promotional Materials” means the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays) and videos to the extent owned by and in the possession of QLT USA, Seller or any other Subsidiary of Seller, including materials containing post-marketing clinical data, if any, used for the Distribution of the Product in all or any part of the Territory (including Distribution and sales promotion information, market research studies and toll-free telephone numbers) and relating to the Included Assets, including those materials set forth on Schedule 1.1(k) hereto.
“PTO” means the United States Patent and Trademark Office.
“Purchase Price” has the meaning set forth in Section 2.2(b).
“Purchaser” has the meaning set forth in the first paragraph of this Agreement.
“Purchaser Competitive Activity” means the distribution, marketing, licensing or sale of any Purchaser Competitive Product in the “Territory” (as defined in each of the Sanofi Agreement and MediGene Agreement, as applicable).
“Purchaser Competitive Product” means [*].
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2(a)(i).
“QLT USA” has the meaning set forth in the introduction of this Agreement.
“QLT USA Benefit Plan” has the meaning set forth in Section 4.13(b).
“QLT USA Brands” means the Trademarks, housemarks, tradenames, and trade dress owned or used by QLT USA, whether or not registered, other than the QLT USA Marks.
“QLT USA Copyrights” means those Copyrights set forth on Schedule 1.1(e) hereto.
“QLT USA Domain Names” means those domain names set forth on Schedule 1.1(f) hereto.
“QLT USA Intellectual Property” means the QLT USA Patent Rights, QLT USA Copyrights, QLT USA Domain Names, QLT USA Know-How, QLT USA Marks and Product Trade Dress.
“QLT USA Know-How” means the Know-How owned by or licensed to QLT USA.
“QLT USA Mark(s)” means those Trademark(s), applications and registrations therefor, and all common law rights set forth on Schedule 1.1(h) hereto, which include the Trademark “Eligard” and/or any other Trademark registered with the PTO or other equivalent Governmental Authority which is utilized by QLT USA in the Territory to identify the Product in the Territory, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.
“QLT USA Patent Rights” means those Patents set forth on Schedule 1.1(i) hereto.
“Registrations” means the regulatory approvals, authorizations, licenses, applications, agreements, permits and other permissions held by QLT USA and issued by any Governmental Authority in all or any part of the Territory as set forth on Schedule 1.1(l) hereto.
“Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, agents or consultants of such Person.
“Royalty Amounts” means all royalties received by QLT USA, or any successor or permitted assignee thereof, pursuant to the Sanofi Agreement and the MediGene Agreement.
“Sanofi” means Sanofi-Synthelabo Inc.
“Sanofi Agreement” means the Collaboration, License and Supply Agreement, dated as of December 8, 2000, between Atrix Laboratories, Inc. and Sanofi, as amended pursuant to (a) the First Amendment to Collaboration, License and Supply Agreement between Atrix Laboratories, Inc. and Sanofi as of December 21, 2001, (b) the Second Amendment to Collaboration, License and Supply Agreement between Atrix Laboratories, Inc. and Sanofi as of March 7, 2002, (c) the letter agreement between Atrix Laboratories, Inc. and Sanofi dated August 22, 2003, (d) the Fourth Amendment to Collaboration, License and Supply Agreement between QLT USA and Sanofi as of March 1, 2005, (e) the letter agreement between Sanofi and QLT USA dated November 14, 2007 and (f) the Sixth Amendment to Collaboration, License and Supply Agreement between QLT USA and Sanofi as of July 1, 2009.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Seller” has the meaning set forth in the first paragraph of this Agreement.
“Seller Competitive Activity” means the distribution, marketing, licensing or sale of any Seller Competitive Product in the Territory.
“Seller Competitive Product” means [*].
“Seller Deposit Account” means one or more deposit accounts to be designated by Seller in a written notice to Purchaser at least two Business Days prior to the date the applicable payment is to be made; provided that, if, following the Closing Date, no new deposit account(s) is/are designated by Seller, Purchaser shall deposit the applicable payment in the deposit account(s) last designated by Seller.
“Seller Disclosure Schedule” means the disclosure schedules delivered by Seller to Purchaser regarding QLT USA in connection with this Agreement (it being expressly agreed that disclosure of any item or matter under any Section or subsection in such Seller Disclosure Schedule, or in attachments thereto, and documents referred to therein, shall be deemed disclosure for all purposes of ARTICLE IV to the extent such disclosure is reasonably apparent).
“Seller Indemnified Parties” has the meaning set forth in Section 11.2(a)(ii).
“Shares” means the issued and outstanding shares of Common Stock of QLT USA.
“Six Month Product” means the 45.0 mg formulation comprised of leuprolide acetate in an Atrigel® delivery system that provides for the sustained release of leuprolide acetate over a period of about 180 days and not less than 168 days with a primary indication for the palliative treatment of prostate cancer.
“Subsidiary” means, with respect to any specified Person, any and all Entities controlled by such specified Person. For purposes of this definition, (a) “control” when used with respect to any Entity means the power to direct the management and policies of such Entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and (b) a specified Person shall be deemed, in any event, to control any Entity if such specified Person is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 50% of the voting securities, voting ownership interests or voting partnership interests of such Entity.
“Survival Period” has the meaning set forth in Section 11.1.
“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Taxing Authority, including attachments thereto and amendments thereof.
“Taxing Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.
“Territory” means the entire world.
“Third Party Acquisition” means (a) the acquisition by a Person, other than Purchaser and its Affiliates, of any interest in the Included Assets, whether by purchase, issuance or sale or other disposition of capital stock of QLT USA, sale, lease, license or other disposition of Assets of QLT USA, by merger or consolidation or otherwise, other than an acquisition of any capital stock of Seller pursuant to a merger, tender offer or otherwise, or (b) any other transaction that would prevent, interfere with or delay the Transaction.
“Three Month Product” means the 22.5 mg formulation comprised of leuprolide acetate in an Atrigel® delivery system that provides for the sustained release of leuprolide acetate over a period of about 90 days and not less than 84 days with a primary indication for the palliative treatment of prostate cancer.
“Trademark” means all trademarks, service marks, certification marks, Internet domain names (other than QLT USA Domain Names), trade names, housemarks, identifying symbols, designs, product names, business and company names, slogans, logos or insignia, whether registered or unregistered, all common law rights, applications and registrations therefor, and all goodwill associated therewith.
“Trademark and Trade Name License Agreement” means the Trademark and Trade Name License Agreement by and between Seller and QLT USA, dated of even date herewith.
“Transaction” means the share purchase transaction contemplated by this Agreement.
“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transaction (including recording and escrow fees and any real property or leasehold interest transfer or gains Tax and any similar Tax).
“United States” means the United States of America.
“WARN” means the Worker Adjustment and Retraining Notification Act.
1.2 Other Definitional Provisions.
(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
(d) Whenever the context requires, words of one gender include the other gender and the neuter form.
(e) References to a Person are also to its successors and permitted assigns.
(f) The word “or” is not exclusive.
(g) Unless the context requires otherwise, any definition of or reference to any Contract herein shall be construed as referring to such Contract as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein or herein).
(h) The term “dollars” and “$” means United States dollars.
(i) The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.
ARTICLE II
ASSETS AND LIABILITIES OF QLT USA; PURCHASE AND SALE OF SHARES
2.1 Assets and Liabilities of QLT USA.
(a) Assets.
(i) Included Assets. The Parties acknowledge and agree that, as of the Closing, QLT USA will hold the rights to those Assets set forth on Schedule 2.1(a)(i) (the “Included Assets”).
(ii) Excluded Assets. The Parties acknowledge and agree that, as of the Closing, QLT USA will not hold any rights whatsoever to those Assets set forth on Schedule 2.1(a)(ii), and, by purchasing the Shares, Purchaser is not acquiring any rights whatsoever to the Assets set forth on Schedule 2.1(a)(ii) (the “Excluded Assets”).
(b) Liabilities.
(i) Included Liabilities. The Parties acknowledge and agree that, as of the Closing, QLT USA will be responsible for all Liabilities related to the Included Assets (the “Included Liabilities”), other than the Excluded Liabilities. For the avoidance of doubt, all Liabilities for Taxes of QLT USA as of the Closing, including without limitation all such Liabilities arising from or relating to any intercompany relationship or intercompany transaction involving QLT USA, shall be Included Liabilities.
(ii) Excluded Liabilities. The Parties acknowledge and agree that, as of the Closing, QLT USA will not (except as otherwise provided herein) be responsible for any Liabilities related to the Excluded Assets or any of the Liabilities set forth on Schedule 2.1(b)(ii) (the “Excluded Liabilities”).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2 Purchase and Sale of Shares; Purchase Price.
(a) At the Closing, upon the terms and subject to the conditions contained in this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares free and clear of all Encumbrances.
(b) The aggregate purchase price in full payment for the Shares shall be the sum of the following amounts (the “Purchase Price”) and shall be paid or delivered as follows:
(i)	(A) $20.0 million to Seller Deposit Account at the Closing,

(B) plus a cash amount equal to the amount of cash set forth on the Closing Date Balance Sheet and held by QLT USA as of the Closing Date, to Seller Deposit Account after the Closing, on the first Business Day following the Closing Date,

(C) plus a cash amount equal to the amount of Cash Equivalents held by QLT USA as of immediately prior to the Closing Date and converted from Cash Equivalents to cash, to Seller Deposit Account after the Closing, on the first Business Day following the Closing Date and

(D) plus a cash amount equal to the principal amount outstanding of, and the amount of accrued and unpaid interest on, the Intercompany Loan Receivable held by QLT USA as of the Closing Date after the Closing, on the first Business Day following the Closing Date,

(ii)	$10.0 million to Seller Deposit Account no later than the first anniversary of the Closing Date, and

(iii)	An aggregate of $200.0 million (excluding the payments described under Sections 2.2(b)(i) and (ii)) to Seller Deposit Account, in quarterly installments, for the quarter ended September 30, 2009 and for each full quarter thereafter, payable no later than fifty (50) days following the last date of each such quarter, with each such installment to be in an amount that is equal to 80% of the Post-Closing Royalty Amounts paid to QLT USA and/or any successor or permitted assignee thereof for such quarter, calculated in accordance with the terms of each of the Sanofi Agreement and MediGene Agreement in effect as of the Closing Date.
(c) Notwithstanding the payment terms set forth in Section 2.2(b)(iii) above, upon at least two (2) Business Days written notice to Seller, at any time or from time to time, Purchaser or an Affiliate thereof may prepay to Seller, in whole or in part, without premium or penalty, the balance of the $200.0 million not previously paid to Seller pursuant to Section 2.2(b)(iii) by depositing the amount to be prepaid into the Seller Deposit Account. For the avoidance of doubt, in the event the amount prepaid is less than the unpaid portion of the $200.0 million set forth in Section 2.2(b)(iii), the quarterly payment obligations set forth in Section 2.2(b)(iii) above with respect to such unpaid portion shall continue as set forth therein.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE III
CLOSING
3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on the Execution Date, such date (the “Closing Date”) being after satisfaction or waiver of all of the conditions set forth in ARTICLE VIII at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.2. The Closing shall be deemed to have occurred upon receipt by Seller of the cash payment set forth in Section 2.2(b)(i)(A) on the Closing Date (the “Effective Time”).
3.2 Deliveries on the Closing Date and after the Closing.
(a) At the Closing, Seller will deliver or cause to be delivered to Purchaser:
(i)	the stock certificate representing the Shares, duly endorsed in blank or accompanied by duly executed assignment documents,

(ii)	an IRS Form W-8BEN, with parts I and II thereof completed by Seller as reasonably requested by Purchaser to establish that the payments by Purchaser to Seller pursuant to Section 2.2(b) are exempt from withholding, and duly executed by Seller,

(iii)	written resignations of all officers and directors of QLT USA,

(iv)	the Excluded Liabilities Assignment, Assumption and Release Documents, duly executed by all the parties thereto,

(v)	all of the Financial Statements and supporting schedules described in Section 4.11(a),

(vi)	a true, correct and complete list of each material filing and payment that, to Seller’s Knowledge and to the knowledge of Seller’s outside intellectual property counsel, must be made on or before the date that is ninety (90) days after the Closing Date with respect to the Intellectual Property set forth on Schedules 1.1(e), (f), (h) and (i);

(vii)	revocations of any and all powers of attorney heretofore granted by QLT USA or Seller or any of its Affiliates that, prior to the Closing Date, Purchaser and Seller have mutually agreed are to be revoked,

(viii)	the certificate of incorporation of QLT USA, certified by the Delaware Secretary of State on or promptly before the Closing Date, and a certificate of good standing of QLT USA issued by the Delaware Secretary of State on or promptly before the Closing Date, and

(ix)	a certified copy of the Certificate of Amalgamation and Notice of Articles of Seller in effect as of the Closing Date.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) At the Closing, Purchaser will deliver or cause to be delivered to Seller:
(i)	by wire transfer to the Seller Deposit Account, immediately available dollar funds in an amount equal to the portion of the Purchase Price set forth in Section 2.2(b)(i)(A), and

(ii)	the certificate of incorporation of Purchaser, certified by the Delaware Secretary of State on or promptly before the Closing Date, and a certificate of good standing of Purchase, issued by the Delaware Secretary of State on or promptly before the Closing Date.
(c) After the Closing, on the first Business Date following the Closing Date, (i) Purchaser will deliver or cause to be delivered to Seller, by wire transfer to the Seller Deposit Account, immediately available dollar funds in an amount equal to the portion of the Purchase Price set forth in Sections 2.2(b)(i)(B), 2.2(b)(i)(C) and 2.2(b)(i)(D) and (ii) Seller will deliver or cause to be delivered to Purchaser, by wire transfer to an account designated by Purchaser prior to the Closing, immediately available dollar funds in an amount equal to the amount due under the Intercompany Loan Receivable as of the Closing Date.
3.3 Post-Closing Deliveries. As soon as reasonably practicable following the Closing Date, but in any event within thirty (30) days thereafter with respect to (i), (iii), (iv), (v) and (vi) and within sixty (60) days thereafter with respect to (ii), Seller shall deliver or cause to be delivered to Purchaser or QLT USA, as requested by Purchaser, the following deliverables:
(i)	all books and records of QLT USA, including all minute books (containing records of meetings of stockholders, the board of directors and any committee thereof), the stock certificate books, the stock record books for QLT USA, all Promotional Materials and all Contracts to which it is a party and by which it or the Included Assets are bound,

(ii)	all financial documents and records of QLT USA,

(iii)	all Product Records, all regulatory filings and all correspondence from any and all Governmental Authorities, in each case relating to any Product, the Product Line Business or other Included Asset,

(iv)	all stability samples and related testing and other records, in each case relating to any Product, the Product Line Business or other Included Asset,

(v)	all batch records relating to any Product, the Product Line Business or other Included Asset, and

(vi)	all testing and other records related to any Product or the Product Line Business.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING QLT USA
Except as otherwise set forth on the Seller Disclosure Schedule, Seller hereby represents and warrants to Purchaser as of the Execution Date as follows:
4.1 Organization; Corporate Records. QLT USA is a corporation duly organized, validly existing and in good standing under the laws of Delaware. QLT USA has all requisite corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and to own and use the Assets owned and used by it. QLT USA is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing would not constitute a Material Adverse Effect. Section 4.1 of the Seller Disclosure Schedule contains a true, correct and complete list of all directors and officers of QLT USA. At the Closing, Seller has delivered to Purchaser true, correct and complete copies of the Certificate of Incorporation and the Bylaws. The minute books (containing records of meetings of stockholders, the board of directors and any committee thereof), the stock certificate books and the stock record books for QLT USA are correct and complete in all material respects. QLT USA is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.
4.2 No Conflicts. The execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby:
(a) are not prohibited or limited by, do not and will not violate or contravene, do not and will not conflict with, and do not and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws,
(b) assuming all of the consents, approvals, authorizations and permits necessary for the consummation of the Transaction have been obtained and all the filings and notifications necessary for the consummation of the Transaction have been made and any waiting periods thereunder have terminated or expired, do not and will not conflict with any Law to which QLT USA is subject or by which QLT USA is bound or to which any of the Included Assets is subject, or
(c) except as does not, or would not reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect, do not and will not violate or contravene, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, (i) any Material Contract or (ii) any award, judgment, rule, charge, order, writ, injunction or decree of any Governmental Authority to which QLT USA is a party or by which any of the Included Assets is subject.
4.3 Capitalization. The authorized capital stock of QLT USA consists of 1,000 shares of Common Stock, of which 100 shares are issued and outstanding. There are no shares of Common Stock or other capital stock or equity securities of QLT USA issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any purchase, subscription, conversion, exchange or preemptive rights), stock appreciation rights, phantom stock, profit participation or similar rights, calls or commitment of any character whatsoever to which QLT USA is a party or subject or by which QLT USA is bound requiring the issuance or sale of shares of any capital stock of QLT USA. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of QLT USA. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive rights with respect thereto.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4 Title. QLT USA has good and marketable title to, a valid leasehold interest in, or a valid license or other right to use, the Included Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances.
4.5 No Subsidiaries. QLT USA has no Subsidiaries. QLT USA does not own or control or have any right to acquire, directly or indirectly, any capital stock of, or other equity interest in, any Person.
4.6 Intellectual Property.
(a) Included in each of Schedules 1.1(e) (QLT USA Copyrights), 1.1(f) (QLT USA Domain Names), 1.1(h) (QLT USA Mark(s)), 1.1(i) (QLT USA Patent Rights) and 1.1(j) (Product Trade Dress) is (i) the name of the owner of the Intellectual Property covered by such Schedule and (ii) the jurisdiction(s) by or in which the Intellectual Property covered by such Schedule has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing. Each of Schedules 1.1(e), 1.1(f), 1.1(h), 1.1(i) and 1.1(j) is a true, correct and complete list, in all material respects, of all Copyrights, domain names, Trademarks, Patents and trade dress, respectively, owned or held by QLT USA.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the QLT USA Intellectual Property is the subject of (A) any pending adverse judgment, injunction, order, decree or agreement restricting (i) its use in connection with the Product or Product Line Business within the Territory, (ii) assignment of such QLT USA Intellectual Property by QLT USA or (iii) license of such QLT USA Intellectual Property by QLT USA or (B) any pending litigation to which QLT USA is a party.
(c) To Seller’s Knowledge, there has been (A) no threat or claim of infringement or misappropriation of third party Intellectual Property made in writing to QLT USA or to Seller or any of its Subsidiaries relating to QLT USA; and (B) no pending litigation alleging infringement or misappropriation by QLT USA of third party Intellectual Property to which QLT USA is a party, in each of case (A) or (B), arising from (i) the practice of the QLT USA Intellectual Property in connection with the Product Line Business, (ii) the Distribution of the Product or (iii) the conduct of the business of QLT USA.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all QLT USA Intellectual Property used in connection with the Product or Product Line Business within the Territory is owned by or licensed to QLT USA, free and clear of all Encumbrances (other than Permitted Encumbrances).
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Seller has no Knowledge of any misappropriation or infringement of any of the QLT USA Intellectual Property used in connection with the Product or Product Line Business by any Person within the Territory. Seller has made available to Purchaser accurate and complete copies of all In-License Contracts, all of which are set forth on Section 4.6(e) of the Seller Disclosure Schedule. Each In-License Contract is legal, valid and binding, is in full force and effect and is enforceable in accordance with its terms with respect to QLT USA and, to the Knowledge of Seller, each other party thereto.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) Seller has made available to Purchaser accurate and complete copies of all Out-License Contracts, all of which are set forth on Section 4.6(f) of the Seller Disclosure Schedule. Each Out-License Contract is legal, valid and binding, is in full force and effect and is enforceable in accordance with its terms with respect to QLT USA and, to the Knowledge of Seller, each other party thereto.
(g) Except for the In-Licensed IP subject to the In-License Contracts set forth on Section 4.6(e) of the Seller Disclosure Schedule, QLT USA is the sole and exclusive owner of all right, title and interest in and to all QLT USA Intellectual Property used in connection with the Product or Product Line Business free and clear of all Encumbrances (other than Permitted Encumbrances).
(h) QLT USA has not initiated any claim against any Person alleging that such Person infringes, misappropriates or otherwise violates any QLT USA Intellectual Property in any material respect. To the Knowledge of Seller, no Person has infringed or otherwise misappropriated or is now infringing or misappropriating any QLT USA Intellectual Property. Since the Atrix Acquisition Date, QLT USA has not received any written communications alleging that any QLT USA Intellectual Property is invalid or unenforceable. To Seller’s Knowledge, there has been no prior use of any Product Marks by any Person that would confer upon such Person superior rights in such Product Marks. Seller has taken reasonable steps to preserve and maintain records relating to the QLT USA Intellectual Property since the Atrix Acquisition Date.
(i) No interference, opposition, reissue, reexamination or other proceeding of any nature is pending or, to Seller’s Knowledge, threatened in writing, in which the scope, validity or enforceability of any QLT USA Intellectual Property is being contested or challenged.
(j) All current and former employees, consultants and contractors of QLT USA, and any other Person involved in the creation or development of any QLT USA Intellectual Property, in each case, since the Atrix Acquisition Date, have executed a valid and enforceable QLT USA non-disclosure and invention assignment agreement and a copy of each such agreement has been made available to Purchaser.
(k) To Seller’s Knowledge, no funding, facilities or personnel of any Governmental Authority or educational institution were used, directly or indirectly, in any material respect, to develop or create, in whole or in part, any QLT USA Intellectual Property.
(l) Since the Atrix Acquisition Date, QLT USA has exercised reasonable diligence with respect to the filing, prosecution, and maintenance of all QLT USA Intellectual Property used in connection with the Product or Product Line Business. For each issued Patent within the QLT USA Intellectual Property used in connection with the Product or Product Line Business for which prosecution has taken place since the Atrix Acquisition Date, to Seller’s Knowledge: (i) all inventors have been properly identified and named, and (ii) all inventors have executed an assignment of rights to Seller or its predecessor in interest to such Patent.
4.7 Litigation. There is no (a) outstanding award, judgment, ruling, charge, order, writ, injunction or decree of any Governmental Authority or arbitrator to which QLT USA is a party or by which QLT USA is bound and to which any of the Included Assets is subject, or (b) Action pending to which QLT USA is party, or (c) to the Knowledge of Seller, Action threatened, by or against QLT USA, that individually or in the aggregate, does, or would reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect. As of the Execution Date, to Seller’s Knowledge, there is currently no fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that would reasonably be expected to form the basis for any such Action.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.8 Taxes. Since the Atrix Acquisition Date:
(a) QLT USA has filed when due (taking into account properly obtained extensions) all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were accurate, correct and complete in all respects; provided, that no such representation is made with respect to net operating loss carryforwards, tax credits and similar tax attributes, whether or not reflected on such Tax Returns, to the extent they relate to periods prior to the Atrix Acquisition Date. All Taxes shown as payable on any Tax Return have been paid. QLT USA is not currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions obtained as a matter of right). QLT USA has not received written notice of any claim by a Taxing Authority in a jurisdiction where QLT USA does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of QLT USA.
(b) QLT USA has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending with respect to QLT USA (based on notice thereof having been received by QLT USA) nor, to the Knowledge of Seller, are any foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings being conducted with respect to QLT USA. QLT USA has not received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where QLT USA has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to any Tax matter, (ii) request for information related to any Tax matter, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against QLT USA which matter has not been settled or resolved.
(d) Seller has made available to Purchaser copies of all federal, state, local and foreign income Tax Returns, and all other material Tax Returns, filed with respect to QLT USA since the Atrix Acquisition Date.
(e) QLT USA has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no outstanding rulings of, or requests for rulings by, any Tax Authority that are addressed to QLT USA and that are, or if issued would be, binding upon QLT USA.
4.9 Compliance with Laws; Regulatory Matters.
(a) QLT USA has complied with all applicable Laws and each award, judgment, ruling, charge, order, writ, injunction or decree of any Governmental Authority or arbitrator to which QLT USA is a party or subject or by which QLT USA is bound and to which any of the Included Assets is subject, except for any non-compliance that does not, or would not reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect.
(b) All of the Registrations required for the Distribution of the Product in all or any part of the Territory in the manner and in the country(ies) in which such activities are currently conducted are solely and exclusively owned by QLT USA or, to Seller’s Knowledge, QLT USA’s licensees. Section 4.9 of the Seller Disclosure Schedule sets forth a true, correct and complete list of such Registrations. The Registrations set forth in Section 4.9 of the Seller Disclosure Schedule that are solely and exclusively owned by QLT USA are in full force and effect. Schedule 1.1(a) hereto (Applicable Permits) sets forth a true, correct and complete list of all material permits, approvals, licenses, franchises or authorizations, other than the Registrations, from any Governmental Authority held by QLT USA.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) To Seller’s Knowledge, the manufacture by third party manufacturers and Distribution by third parties of the Product in all or any part of the Territory has been conducted in compliance with the Registrations and all applicable Laws, including the Act, except for any non-compliance that does not, or would not reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect.
(d) Since January 1, 2007, QLT USA has not received any written or, to Seller’s Knowledge, other notice of proceedings from a Governmental Authority alleging that the Product or any of the Included Assets, or the ownership, Distribution thereof, violates any applicable Law in any manner that has not been remedied, except for such violations that do not, or would not reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect.
(e) QLT USA has completed and filed all annual and other reports required to be filed by QLT USA with the FDA, except where failure to file any such report does not, or would not reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect.
(f) Since January 1, 2007, no Product has been voluntarily recalled, suspended or discontinued by QLT USA at the request of the FDA or any other Governmental Authority, nor has QLT USA received any notice from the FDA or any other Governmental Authority that it is not in compliance with applicable requirements under the Act and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction, including verbal notice or notice in the form of inspectional observations in a Form FDA-483, warning letter or any other writing; nor has QLT USA or, to Seller’s Knowledge, any of QLT USA’s Product licensees received any notice from the FDA or any other Governmental Authority that it has commenced any action to withdraw approval, place material Product-specific sales or marketing restrictions on or request the recall of any Product, or that it has commenced any action to enjoin or place material restrictions on the production of any Product.
(g) Since January 1, 2007, to Seller’s Knowledge, no officer, employee or agent of QLT USA has made an untrue statement or a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. QLT USA has not employed or used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar Laws in connection with a Product, and neither QLT USA, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar Laws.
(h) Neither Seller nor QLT USA nor any of their respective directors, officers, employees or managers, or, to Seller’s Knowledge, any of the stockholders, distributors, resellers, consultants, brokers, representatives, agents or other Persons associated with or acting on their behalf has (a) used any corporate funds for an unlawful contribution, gift, entertainment or other unlawful expense relating to any political or business activity, (b) used any corporate funds to make any direct or indirect unlawful payment of money or anything else of value to any official, employee or Person acting on behalf of any Governmental Authority or any public international organization or to any political party or campaign, (c) made any direct or indirect unlawful payment of money or anything else of value to any official, employee or Person acting on behalf of any Entity owned or controlled by any Governmental Authority or any public international organization, (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any rule or regulation promulgated thereunder or any similar Law, (e) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (f) made any false or fictitious entry on the books of account of QLT USA or (g) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i) QLT USA is in compliance in all respects with the United States export laws and regulations, including the International Traffic in Arms Regulations, the FDA, if applicable, and the Export Administration Regulations, and including compliance with all regulations, orders and licensing requirements relating to the exportation or reexportation of goods or technology to any sanctioned country. Neither QLT USA nor its Subsidiaries have since the Atrix Acquisition Date, nor are they are currently, transacting business with any Person identified as a Specifically Designated National or Blocked Person by the Office of Foreign Assets Control of the United States Department of Treasury or listed on either the Denied Person list or Entity List of the Bureau of Industry and Security of the United States Department of Commerce.
4.10 Material Contracts. Section 4.10 of the Seller Disclosure Schedule sets forth a true, correct and complete list of the Material Contracts. True, correct and complete copies of all Material Contracts have been made available to Purchaser. Each Material Contract is legal, valid and binding, is in full force and effect and is enforceable in accordance with its terms with respect to QLT USA and, to the Knowledge of Seller, each other party thereto. Except as otherwise set forth on Section 4.10 of the Seller Disclosure Schedule, there is no existing default or breach of QLT USA under any Material Contract (or event or condition that, with notice or lapse of time or both would reasonably be expected to constitute such a default or breach) which has given, or would reasonably be expected to give, any other Person the right to declare a default, to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or modify or terminate any such Material Contract, and, to the Knowledge of Seller, there is no such default (or event or condition that, with notice or lapse of time or both, would reasonably be expected to constitute such default or breach) by any third party that is a party to any Material Contract. QLT USA has not granted any power of attorney.
4.11 Financial Statements.
(a) Seller has made available to Purchaser true, correct and complete copies of the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 for Seller and its Subsidiaries (the “Audited Financial Statements”). Seller has delivered to Purchaser at the Closing, an unaudited balance sheet and statement of income (including supporting schedules thereto) as of the Closing Date for QLT USA, which is true, correct and complete with respect to the line items entitled “Intercompany Note Receivable,” “Intercompany Investment,” “Goodwill” and “Plant, Property and Equipment” and estimated in good faith with respect to all other line items (the “Closing Date Financial Statement”). The Audited Financial Statements (including the notes thereto) each present fairly the consolidated financial position of Seller and its Subsidiaries, taken as a whole, as of the respective dates thereof and the results of consolidated operations of Seller and its Subsidiaries, if any, for the fiscal periods therein set forth. Each of the Audited Financial Statements and the Closing Date Financial Statement has been prepared in accordance with GAAP as in effect from time to time, consistently and correctly applied throughout the periods covered thereby, except as may be indicated in the notes thereof.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) QLT USA maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP as in effect from time to time and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c) Seller has provided Purchaser an unaudited consolidated balance sheet of QLT USA as of August 31, 2009 (the “August Balance Sheet”). All trade accounts receivable (excluding trade accounts receivable for royalties) of QLT USA reflected on the August Balance Sheet arose in the Ordinary Course of Business, are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such trade accounts receivable (excluding trade accounts receivable for royalties) were in all material respects sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. To the Knowledge of Seller, such trade accounts receivable of QLT USA are not subject to any valid defense, offset or counterclaim.
(d) Notwithstanding the foregoing, except as set forth in the proviso below, Seller does not make any representation or warranty in this Section 4.11 or in Section 4.12 below with respect to any item related to Tax set forth in the Audited Financial Statements, the Closing Date Financial Statement, the Closing Date Balance Sheet or the August Balance Sheet; provided that to the extent an item related to Tax is set forth in the Closing Date Financial Statement, the Closing Date Balance Sheet or the August Balance Sheet and is not reflected in a Tax Return because it relates to QLT USA’s 2009 taxable year, such item related to Tax is estimated in good faith; provided further that in no event is any representation or warranty made with respect to net operating loss carryforwards, tax credits and similar tax attributes set forth in the Closing Date Financial Statement, the Closing Date Balance Sheet or the August Balance Sheet to the extent they relate to periods prior to the Atrix Acquisition Date.
4.12 No Undisclosed Liabilities. Other than Liabilities set forth on the Closing Date Balance Sheet, QLT USA does not have any Liability required under GAAP to be recorded on the Closing Date Balance Sheet.
4.13 Employee Benefit and Other Employment Matters.
(a) Other than as set forth in Section 4.13(a) of the Seller Disclosure Schedule, QLT USA has no employees, independent contractors or other service providers. QLT USA is not and has not, at any time since the Atrix Acquisition Date, been delinquent in payments to any employees, independent contractors or other service providers for any wages, salaries, commissions, bonuses or any other form of compensation for any services performed for it (or for its benefit) or amounts required to be reimbursed to such employee, independent contractor or service provider. QLT USA is and since the Atrix Acquisition Date has been in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, wages and hours. Since the Atrix Acquisition Date, QLT USA has withheld, remitted and reported all amounts required by applicable Laws or by agreement to be withheld, remitted and reported from the wages, salaries and other payments to employees, independent contractors and other service providers; and QLT USA is not nor, since the Atrix Acquisition Date, has ever been liable for any arrears of wages or any penalty for failure to comply with any of the foregoing. QLT USA is not nor, since the Atrix Acquisition Date, has ever been liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments made in the Ordinary Course of Business of QLT USA). There are no pending or, to the Knowledge of Seller, threatened, claims against QLT USA under any workers’ compensation plan or policy or for short-term or long-term disability. There are no controversies pending or, to the Knowledge of Seller, threatened, between QLT USA and any former employee, independent contractor or other service provider of QLT USA, which controversies have or would reasonably be expected to result in an Action. QLT USA does not owe and, as of the Closing Date, is not required to contribute to any severance or similar payments or benefits for any current or former service providers.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) QLT USA does not maintain, sponsor, contribute to or have any Liability with respect to any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, independent contractor, consultant or other service provider (or to any dependent or beneficiary thereof) of QLT USA or any ERISA Affiliate (as defined below), which is now, or was since the Atrix Acquisition Date, maintained, sponsored or contributed to by QLT USA or any ERISA Affiliate, or under which QLT USA or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all retirement, pension, profit sharing, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, severance, retention, postretirement, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements (each a “QLT USA Benefit Plan”). For purposes of this Section 4.13, “ERISA Affiliate” means any Entity other than QLT USA that, together with QLT USA, is, or at any time since the Atrix Acquisition Date has been, considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.
(c) At all times since the Atrix Acquisition Date during any period in which QLT USA or any ERISA Affiliate maintained, sponsored, contributed to or had any Liability with respect to any QLT USA Benefit Plan: (i) all required contributions or payments were timely made, (ii) each such QLT USA Benefit Plan was operated in material compliance with its terms and applicable Laws, (iii) no transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Section 4975(c) of the Code occurred, (iv) no action, suit, proceeding, hearing or investigation with respect to any QLT USA Benefit Plan occurred and (v) each such QLT USA Benefit Plan was terminated in compliance with its terms and applicable Law.
(d) Since the Atrix Acquisition Date, neither QLT USA nor any ERISA Affiliate (i) has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, (ii) has ever contributed to, been obligated to contribute to, or incurred any Liability to a multiemployer plan (as defined in ERISA section 3(37)) or (iii) has ever entered into a collective bargaining agreement or other union contract.
(e) During the preceding two years, QLT USA has not effectuated a “plant closing” (as defined under WARN) or a “mass lay-off” (as defined under WARN), in either case affecting any site of employment or facility of QLT USA, except in accordance with WARN, or has incurred any Liability under WARN or any similar state or local law that remains unsatisfied.
(f) QLT USA is not a party to any Contract or plan entered into since the Atrix Acquisition Date that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) or (iii) any amount that would reasonably be expected to cause any service provider of QLT USA or its Affiliates to be subject to Tax under Section 409A of the Code.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.14 Insurance.
(a) True, correct and complete copies of all insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which QLT USA is a party, a named insured, or otherwise the beneficiary of coverage, including all occurrence-based policies applicable to QLT USA (or the Included Assets), have been made available to Purchaser.
(b) Each of such insurance policies is legal, valid and binding, is in full force and effect and is enforceable in accordance with its terms, and all premiums due with respect thereto have been paid as of the date hereof. There is no existing default or breach of QLT USA or Seller which would reasonably be expected to give any other Person the right to declare a default, to exercise any remedy under, or to cancel or modify or terminate, any such insurance policy, and, to the Knowledge of Seller, there is no such default. To Seller’s Knowledge, such policies are sufficient to protect the Included Assets and the business of QLT USA against the risks of the sort normally insured by similar businesses. Since the Atrix Acquisition Date, there has not been any lapse of coverage with respect to the matters covered by any such policy.
(c) Since the Atrix Acquisition Date, QLT USA has not received any written notice or other written communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) adjustment in the amount of any premium payable with respect to any insurance policy, except for adjustment in connection with the renewal of such policies. There is no pending or, to the Knowledge of Seller, threatened claim under any insurance policy that does, or would reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect.
4.15 Related Party Transactions. Neither Seller nor any of its Affiliates, directors, officers or Subsidiaries is party to any Contract with, or is involved in any other business arrangement or relationship with, QLT USA. Neither Seller nor any of its Affiliates, directors, officers or Subsidiaries owns, leases or licenses any Asset which is owned, leased or licensed by QLT USA or is used in the operation of business conducted or proposed to be conducted by QLT USA.
4.16 Real Property. QLT USA does not own or lease any real property.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as of the Execution Date as follows:
5.1 Organization; Due Authorization. Seller is a corporation duly organized and validly existing under the laws of the Province of British Columbia, Canada. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Transaction Documents to which it is, or is specified to become, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Transaction Documents to which it is, or is specified to become, a party and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (a) are not prohibited or limited by, do not and will not violate or contravene, do not and will not conflict with, and do not and will not result in the breach of or a default under, any provision of the articles or other governing documents of Seller, (b) assuming all of the consents, approvals, authorizations and permits required by this Transaction have been obtained and all the filings and notifications required by this Transaction have been made and any waiting periods thereunder have terminated or expired, do not and will not conflict with any Law to which Seller is subject or by which Seller is bound, (c) do not and will not violate or contravene, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, (i) any Contract to which Seller is a party or by which Seller is bound or (ii) any award, judgment, ruling, charge, order, writ, injunction or decree of any Governmental Authority or arbitrator to which Seller is a party or by which Seller is bound or (d) except as provided in this Agreement, results in the creation or imposition of any Encumbrance on any Share of Seller. This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.
5.3 Consents. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and as may be necessary as a result of any facts or circumstances relating solely to Seller, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Seller to consummate the Transaction.
5.4 Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, directly or indirectly involving Seller (or to the Knowledge of Seller, any third party) that would reasonably be expected to prohibit, hinder, delay or otherwise impair Seller’s ability to perform its obligations hereunder or under any Other Transaction Document, would affect the legality, validity or enforceability of this Agreement or any Other Transaction Document, or prevent or delay the consummation of the transactions contemplated hereby or thereby.
5.5 Brokers’ Fees. QLT USA is not a party to any agreement with Goldman, Sachs & Co. Other than Goldman, Sachs & Co., there is no broker, investment banker, agent, finder or other intermediary that has been retained by, or is authorized to act on behalf of, QLT USA, Seller, any of Seller’s Affiliates or any of its or their officers or directors, who shall be entitled to any fee, expense reimbursement, indemnity or commission in connection with this Agreement or any Other Transaction Document or the consummation of the transactions contemplated hereby or thereby. No such fee, expense reimbursement, indemnity or commission is or will become a Liability of QLT USA, Purchaser or any Affiliate of Purchaser.
5.6 Shares. Seller has good and valid title to all of the Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, rights of first refusal, Contracts of Seller, equities, claims and demands, in each case other than those arising under this Agreement, and holds of record and owns beneficially all of the Shares. Seller is not a party to any option, warrant, purchase right or other Contract that would reasonably be expected to require Seller to sell, transfer or otherwise dispose of any capital stock of QLT USA (other than this Agreement). Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of one or more certificates representing the Shares, duly endorsed by Seller or accompanied by duly executed assignment documents, good and valid title to the Shares will pass to Purchaser, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, rights of first refusal, Contracts of Seller, equities, claims and demands.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.7 No Other Representations or Warranties. Seller acknowledges that: (a) except for the representations and warranties of Purchaser set forth in ARTICLE VI, Seller is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied; (b) the representations and warranties of Purchaser set forth in ARTICLE VI constitute the sole and exclusive representations and warranties to Seller in connection with the transactions contemplated by this Agreement; and (c) no other representation or warranty, of any kind or nature, express or implied, has been made by Purchaser, or by any current or former officer, director, employee, shareholder, affiliate or advisor of Purchaser; provided, however, that, notwithstanding the foregoing, nothing in this Section 5.7 shall relieve any Person of liability for fraud or intentional misrepresentation.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as of the Execution Date as follows:
6.1 Organization; Due Authorization. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Transaction Documents to which it is, or is specified to become, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Transaction Documents to which it is, or is specified to become, a party and the performance of all of its obligations hereunder and thereunder have been duly authorized by Purchaser.
6.2 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (a) are not prohibited or limited by, do not and will not violate or contravene, do not and will not conflict with, and do not and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of Purchaser, (b) assuming all of the consents, approvals, authorizations and permits required by this Transaction have been obtained and all the filings and notifications required by this Transaction have been made and any waiting periods thereunder have terminated or expired, do not and will not conflict with any Law to which Purchaser is subject or by which Purchaser is bound, or (c) do not and will not violate or contravene, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, (i) any Contract to which Purchaser is a party or by which Purchaser is bound or (ii) any award, judgment, ruling, charge, order, writ, injunction or decree of any Governmental Authority or arbitrator to which Purchaser is a party or subject or by which Purchaser is bound. This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.
6.3 Consents. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and as may be necessary as a result of any facts or circumstances relating solely to Purchaser, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Purchaser to consummate the Transaction.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4 Litigation. There is no Action pending or, to the Knowledge of Purchaser, threatened, directly or indirectly involving Purchaser (or to the Knowledge of Purchaser, any third party) that would prohibit, hinder, delay or otherwise impair Purchaser’s ability to perform its obligations hereunder or under any Other Transaction Document, would affect the legality, validity or enforceability of this Agreement or any Other Transaction Document, or prevent or delay the consummation of the transactions contemplated hereby or thereby.
6.5 Solvency. Immediately after the Closing and after giving effect to the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents, including the payment of the portion of the Purchase Price set forth in Section 2.2(b)(i) and the payment of all fees and expenses related to the transactions contemplated by this Agreement and the Other Transaction Documents, Purchaser will not be insolvent, left with unreasonably small capital, incurred debts beyond its ability to pay such debts as they mature and the capital of Purchaser will not be impaired.
6.6 Securities Act. Purchaser (a) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning QLT USA and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Shares and (f) is an “Accredited Investor” as defined in Regulation D under the Securities Act and in Canadian National Instrument 45-106.
6.7 No Other Representations or Warranties. Purchaser acknowledges that: (a) except for the representations and warranties of Seller set forth in ARTICLE IV or ARTICLE V, Purchaser is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied; (b) the representations and warranties of Seller set forth in ARTICLE IV and ARTICLE V constitute the sole and exclusive representations and warranties to Purchaser in connection with the transactions contemplated by this Agreement; and (c) no other representation or warranty, of any kind or nature, express or implied, has been made by Seller, or by any current or former officer, director, employee, shareholder, affiliate or advisor of Seller, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Product Line Business by Purchaser after the Closing in any manner other than as used and operated by QLT USA prior to the Closing or (iii) the probable success or profitability of the Product or Product Line Business after the Closing; provided, however, that, notwithstanding the foregoing, nothing in this Section 6.8 shall relieve any Person of liability for fraud or intentional misrepresentation.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VII
COVENANTS
7.1 Conduct of the Business Post-Closing.
(a) From and after the Closing Date, until such time as payments to Seller in respect of Post-Closing Royalty Amounts have been paid in full under Section 2.2(b)(iii), Purchaser shall (i) operate the Product Line Business under the Sanofi Agreement and MediGene Agreement in substantially the same manner as the Product Line Business was conducted thereunder as of the Closing Date (provided that the development, manufacture, distribution, marketing, licensing or sale of a Future Product shall not constitute a failure to operate the Product Line Business under the Sanofi Agreement or MediGene Agreement, as applicable, in substantially the same manner) and in compliance with all applicable laws, rules and regulations, (ii) not terminate the Sanofi Agreement or MediGene Agreement, (iii) not take any action as may cause to be terminated the Sanofi Agreement or MediGene Agreement, (iv) not amend the Sanofi Agreement or MediGene Agreement in a manner that could reasonably be expected to adversely affect the likelihood of the payment of the Post-Closing Royalty Amounts to Seller under Section 2.2(b)(iii) and (v) not engage in any action with the intent to, directly or indirectly, adversely impact or materially delay, or which would reasonably be expected to have the effect of adversely impacting or materially delaying, the payment of the Post-Closing Royalty Amounts to Seller under Section 2.2(b)(iii); provided, however, that (1) the foregoing clauses (i), (iii) and (v) shall not prevent Purchaser from complying with any order or decree of any Governmental Authority with respect to the Product Line Business, (2) Purchaser shall not be deemed to have breached the foregoing clause (i) to the extent its failure to operate the Product Line Business under the Sanofi Agreement and MediGene Agreement is caused by or results from (A) events beyond the reasonable control of Purchaser, including war (declared or undeclared), riot, terrorism, political insurrection, fire, snow, flood, explosion, earthquake or tornadoes or (B) an interruption or delay by any supplier or third party service provider in the provision of any materials, products or services relevant to the Product Line Business that results in Purchaser’s inability to sell at least substantially the same quantity of the Product as was sold prior to the Closing Date, and (3) the foregoing clauses (iii) and (v) shall not prevent Purchaser from operating the Product Line Business under the Sanofi Agreement and MediGene Agreement in substantially the same manner as the Product Line Business was conducted thereunder as of the Closing Date, as required by the foregoing clause (i).
(b) Notwithstanding the foregoing, in the event either the Sanofi Agreement or the MediGene Agreement is terminated before all of the payments to be made to Seller under Section 2.2(b)(iii) have been made and any other agreement is entered into by Purchaser or an Affiliate thereof with respect to the Product in the territory set forth in the Sanofi Agreement or the MediGene Agreement, respectively, or Purchaser or an Affiliate thereof elects to sell the Product in such territory directly, then Seller and Purchaser shall work together in good faith to determine the terms pursuant to which the calculation of each payment to be made to Seller under Section 2.2(b)(iii) will be adjusted based on payments received pursuant to any such other agreement entered into with respect to the Product or from the sale of the Product directly in such territory by Purchaser or an Affiliate thereof, as applicable. Seller and Purchaser each acknowledge that it is the intention of the Parties under this Section 7.1(b) to agree to commercially reasonable terms that approximate as much as possible both the frequency and the amount of the payments that would have been made under Section 2.2(b)(iii) if the termination of the MediGene Agreement or Sanofi Agreement, as applicable, had not occurred.
7.2 Required Approvals and Consents. The Parties shall make all filings required to be made in order to consummate the Transaction prior to the Closing. The Parties shall also cooperate with each other with respect to all filings that Purchaser elects to make. Seller shall, and shall cause QLT USA to, use its commercially reasonable efforts to obtain all third party consents to be obtained under this Agreement.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3 Further Assurances; Further Documents. On and after the Closing Date, and without additional consideration, each of Purchaser and Seller shall, at the reasonable request of the other Party, provide assistance to such other Party, including, but not limited to, executing and delivering to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the Transaction. Without limiting the generality of the foregoing, for a period of twelve (12) months following the Closing Date, Seller shall: (a) notify Purchaser of any Intellectual Property exclusively related to the Product or otherwise necessary for the Product Line Business identified by Seller following the Closing Date as owned, licensed to or otherwise held in whole or in part by Seller or any of its Subsidiaries and take such action as is reasonably required to enable Purchaser to procure, maintain, perfect and enforce the full and exclusive benefit, enjoyment, right, title and interest, on a worldwide basis, in Purchaser’s name and for Purchaser’s benefit, in and to all such Intellectual Property and (b) to the extent commercially reasonable, make available to Purchaser (or a representative of Purchaser) during normal business hours and upon reasonable agreed-upon times, to the extent reasonably requested, personnel employed by Seller at the time of any such request who were responsible for preparing or maintaining information, records, filings, submissions, responses to official actions and documents with respect to the QLT USA Intellectual Property prior to the Closing. Purchaser acknowledges and agrees that for purposes of clause (b) above, as of and following the Closing Date, QLT USA and its personnel and representatives (and not Seller and its personnel and representatives) will be responsible for preparing and maintaining all such information, records, filings, submissions, responses to official actions and documents with respect to the QLT USA Intellectual Property.
7.4 Noncompetition.
(a) Except as otherwise explicitly permitted in Section 7.4(b), from the Effective Time and continuing until the [*] anniversary of the Closing Date (the “Noncompete Period”), neither Seller nor any of its Affiliates, directly or indirectly through any licensee thereof, shall (i) engage in any Seller Competitive Activity, or (ii) cause or actively assist any other Person to engage in any Seller Competitive Activity. Except as otherwise explicitly permitted in Section 7.4(b), during the Noncompete Period, neither Purchaser nor any of its Affiliates, directly or indirectly through any licensee thereof, shall (i) engage in any Purchaser Competitive Activity, or (ii) cause or actively assist any other Person to engage in any Purchaser Competitive Activity.
(b) If, during the Noncompete Period, Seller or any of its Affiliates acquires an Entity that engages in any Seller Competitive Activity, or all or substantially all of the assets of an Entity that engages in any Seller Competitive Activity and such assets include a Seller Competitive Product, Seller or such Affiliate shall have [*] from the acquisition date in which to divest itself of such Seller Competitive Product or to otherwise cease such Seller Competitive Activity, and Seller shall not be in breach of Section 7.4(a) if it or the Affiliate, as the case may be, so divests such Seller Competitive Product or ceases such Seller Competitive Activity within such [*] period. If, during the Noncompete Period, Purchaser or any of its Affiliates acquires an Entity that engages in any Purchaser Competitive Activity, or all or substantially all of the assets of an Entity that engages in any Purchaser Competitive Activity and such assets include a Purchaser Competitive Product, Purchaser or such Affiliate shall have [*] from the acquisition date in which to divest itself of such Purchaser Competitive Product or to otherwise cease such Purchaser Competitive Activity, and Purchaser shall not be in breach of Section 7.4(a) if it or the Affiliate, as the case may be, so divests such Purchaser Competitive Product or ceases such Purchaser Competitive Activity within such [*] period.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Because of the difficulty of measuring economic losses to Purchaser or Seller, as applicable, as a result of a breach of the restrictive covenants set forth in this Section 7.4, and because of the immediate and irreparable damage that would be caused to Purchaser or Seller, as applicable for which monetary damages would not be a sufficient remedy, the Parties agree that Purchaser or Seller, as applicable, will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against Seller or Purchaser, as applicable, or any of its respective Affiliates with respect to any such breach. This Section 7.4 shall not limit any other legal or equitable remedies that Purchaser or Seller, as applicable, may have against Seller or any of its Affiliates or Purchaser or any of its Affiliates, as applicable, for violation of the restrictions of this Section 7.4. The Parties agree that Purchaser or Seller, as applicable, shall have the right to seek relief for any violation or threatened violation of this Section 7.4 by Seller or any of its Affiliates or Purchaser or any of its Affiliates, as applicable, from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of this Section 7.4.
(d) In no event shall the ownership by Seller (or an Affiliate thereof) or Purchaser (or an Affiliate thereof) of less than five percent (5%) of the equity securities of a publicly-traded company constitute a Seller Competitive Activity or a Purchaser Competitive Activity, as applicable.
7.5 HSR Fees. Purchaser and Seller have paid the required HSR Act filing fees, with each of Purchaser and Seller paying one-half of such filing fees.
7.6 Product Reports. From and after the Closing Date, until such time as payments to Seller in respect of Post-Closing Royalty Amounts have been paid in full under Section 2.2(b)(iii), Purchaser shall furnish to Seller (i) a copy of the quarterly written report required to be furnished to QLT USA by Section 4.05(a) of the Sanofi Agreement and Section 4.05(a) of the MediGene Agreement, respectively, promptly following the date on which such report is furnished to QLT USA and (ii) any other written report received with respect to the Post-Closing Royalty Amounts from Sanofi or MediGene.
7.7 Name Change. Promptly following the Closing (and in any event within 30 calendar days following the Closing), Purchaser shall take all actions reasonably necessary to change the QLT USA name to a name that does not include the word “QLT” or any variation thereof. Thereafter, Purchaser shall use its commercially reasonable efforts to cease using the QLT USA name and shall promptly file or cause to be filed (and in any event within one year following the Closing shall have filed or caused to be filed), on behalf of QLT USA, any and all documents required to be filed to reflect the name change with each applicable Governmental Authority, including patent and trademark authorities.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1 Conditions Precedent to Obligations of Purchaser and Seller. At or prior to the Closing Date:
(a) Litigation. No preliminary or permanent injunction or other order has been issued by any court or by any Governmental Authority, body or authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Transaction on the Closing Date.
(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act or any foreign equivalent applicable to the Transaction has expired.
(c) Excluded Assets and Excluded Liabilities. The Excluded Assets and Excluded Liabilities are no longer held by QLT USA.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IX
ADDITIONAL COVENANTS
9.1 Confidentiality; Publicity.
(a) The terms of the Confidentiality Agreement shall apply to any information provided to Seller or Purchaser pursuant to the Transaction or this Agreement, including information provided to Purchaser pursuant to Section 7.1.
(b) No Party shall make any press release concerning the Transaction unless all Parties jointly agree upon its necessity and content. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that notwithstanding any contrary term contained in the Confidentiality Agreement, (i) any disclosure that is required by Law as advised by the disclosing Party’s counsel may be made without the prior written consent of the other Party, (ii) a disclosing Party may make disclosure regarding subject matter of this Agreement or the Transaction to its employees, consultants, collaborators, licensees, CROs, business partners, investors, potential investors, acquirors and potential acquirors, provided that, in the case of this clause (ii), the disclosing Party, prior to making such disclosure to any third party (other than employees), consults with the other Party and provides the other Party an opportunity to provide reasonable input regarding the process and content of such disclosure and (iii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. Notwithstanding any contrary term contained in the Confidentiality Agreement, to the extent that any Party determines that this Agreement, a summary thereof or a notification thereof is required to be registered or filed to comply with the requirements of an applicable stock exchange or exchange regulation or any Governmental Authority, including the SEC, such Party shall give at least two (2) Business Days advance written notice of any such required disclosure to the other Party. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including any confidential treatment request, and shall execute all documents reasonably required in connection therewith.
9.2 Availability of Records. After the Closing, Purchaser shall make available to Seller and its Affiliates and Representatives during normal business hours when reasonably requested, all Product Records in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller (to the extent Seller has notified Purchaser thereof) or Purchaser; or (iii) the required retention period under any applicable Law for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax Return to any Person, other than as required by applicable Law or as otherwise set forth in this Agreement). Purchaser and Seller, to the extent it is commercially reasonable, shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental Contracts, litigation or potential litigation, each as it relates to the Included Assets or Included Liabilities prior to the Closing Date (with respect to Seller) or from and after the Closing Date (with respect to Purchaser), including product liability and general insurance liability.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3 Regulatory Matters.
(a) From and after the Closing Date, Purchaser, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by the Act and other applicable Law in respect of the Registrations and any transfer thereof, including preparing and filing all reports (including adverse drug experience reports) or other documentation with the appropriate Governmental Authority (whether the Product is sold before or after transfer of such Registrations), (ii) taking all actions and conducting all communication with third parties with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including documenting and responding to all complaints in respect thereof, including complaints related to tampering, contamination or other adulteration and (iii) investigating and resolving all complaints and adverse drug experiences with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations).
(b) From and after the Closing Date, Seller shall use commercially reasonable efforts to notify Purchaser within three (3) Business Days if Seller receives a complaint or information related to an adverse drug experience with respect to the Product. In addition, Seller shall use commercially reasonable efforts to assist Purchaser in connection with the investigation of and response to any complaint or adverse drug experience related to Product sold by Seller.
9.4 Tax Matters.
(a) Except as provided in Section 9.4(b), Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for QLT USA that relate to taxable periods or portions thereof ending on or before the Closing Date that are due after the Closing Date and have not been filed prior to the Closing, on a basis consistent with past practice (except as may be required by Law). Prior to filing any Tax Returns described in this Section 9.4(a) for periods or portions thereof beginning prior to the Closing Date, Purchaser shall deliver to Seller a draft of each such Tax Return and the associated work papers at least thirty (30) days prior to the date such Tax Return is to be filed, and shall permit Seller to review and comment on such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Seller.
(b) Notwithstanding Section 9.4(a), Seller shall prepare or cause to be prepared, prior to the Closing Date and on a basis consistent with past practice (except as may be required by Law), all U.S. federal, state, local and foreign income Tax Returns for QLT USA that are due (taking into account all applicable extensions) after the Closing Date and have not been filed prior to the Closing and that relate to taxable periods ending on or before December 31, 2008 and shall deliver any such Tax Return to Purchaser at least thirty (30) days prior to the date such Tax Return is to be filed. Purchaser shall timely file or cause to be filed such Tax Returns. If, prior to filing, Purchaser desires to make any revisions to any such Tax Return as prepared by Seller, then Purchaser shall deliver to Seller any such revisions and the associated work papers at least twenty (20) days prior to the date such Tax Return is to be filed for Seller’s review and approval, which Seller shall consider in good faith.
(c) The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Agreement.
(d) All Transfer Taxes, if any, shall be paid by Purchaser when due. Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law and requested by Purchaser, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Purchaser shall provide Seller with evidence reasonably satisfactory to Seller that such Transfer Taxes have been paid by Purchaser.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) At such time as reasonably requested by Purchaser, Seller shall execute and deliver to Purchaser a completed replacement IRS Form W-8BEN, completed by Seller as reasonably requested by Purchaser to establish that the payments by Purchaser to Seller pursuant to Sections 2.2(b)(ii) and 2.2(b)(iii) (the “Deferred Payments”) are exempt from withholding.
(f) Purchaser agrees to take no position on any Tax Return or otherwise that is inconsistent with treating the payments by Purchaser to Seller hereunder (including the Deferred Payments) as payments for the Shares, which payments are not subject to withholding under current applicable United States Tax Law, other than any imputed interest (to the extent required by Law) with respect to the Deferred Payments, which interest would be exempt from withholding provided Seller delivers an IRS Form W-8BEN in accordance with Section 3.2(a)(ii) or 9.4(e), as applicable.
ARTICLE X
TERMINATION
10.1 Termination. This Agreement may be terminated at any time by mutual written consent of Purchaser and Seller.
10.2 Automatic Termination. Unless terminated pursuant to Section 10.1, this Agreement shall continue in full force and effect until the earlier of (i) such time as Purchaser is no longer obligated to make any payment of the Purchase Price pursuant to Section 2.2(b)(iii) and (ii) the fifteenth (15th) anniversary of the Closing Date, if the cumulative Post-Closing Royalty Amounts paid to QLT USA and/or any successor or permitted assignee thereto (as set forth in Section 2.2(b)(iii)), up to and including such anniversary date, is less than $250.0 million, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination; provided, however, that if this Agreement is terminated pursuant to the preceding clause (i) due to a prepayment by Purchaser as permitted under Section 2.2(c), such termination shall not affect in any way any period of time under ARTICLE XI or any right of Purchaser under ARTICLE XI, and such time periods and such rights shall remain in effect until otherwise terminated in accordance with their respective terms. Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
10.3 Consequences of Termination. Termination of this Agreement pursuant to this ARTICLE X shall terminate all outstanding obligations and liabilities among the Parties arising from this Agreement except those described in: (i) Sections 9.1, this ARTICLE X, ARTICLE XI and ARTICLE XII; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which by their nature are intended to survive any such termination.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XI
SURVIVAL; INDEMNIFICATION
11.1 Survival of Representations and Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Effective Time for the applicable respective periods set forth in this Section 11.1 (each a “Survival Period”), and any and all claims and causes of action for indemnification under this ARTICLE XI arising out of the inaccuracy or breach of any representation, warranty or covenant of a Party must be made prior to the termination of the applicable Survival Period. If a notice for indemnification is given, the Survival Period for such claim shall continue until the claim is fully resolved. The Parties agree that all of the representations, warranties and covenants of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this ARTICLE XI shall survive as follows:
(a) all representations and warranties of the Parties set forth in ARTICLE IV (other than Sections 4.3 and 4.8), ARTICLE V (other than Sections 5.1, 5.2 and 5.6) and ARTICLE VI (other than Sections 6.1 and 6.2) shall survive for twelve (12) months after the Closing Date, all representations and warranties of the Parties set forth in Sections 4.3, 5.1, 5.2, 5.6, 6.1 and 6.2 shall survive until the expiration of the applicable statute of limitations period and the representations and warranties set forth in Section 4.8 shall survive until the earlier of (i) the expiration of the applicable statute of limitations and (ii) five (5) years after the Closing Date;
(b) all covenants, agreements and obligations required to be performed at or before the Effective Time shall terminate at the Effective Time, if so performed, otherwise they shall survive until performed;
(c) except as otherwise provided herein, all post-Closing covenants of Purchaser and Seller shall survive until performed; and
(d) any claim for or based on any intentional or willful misrepresentation in any representation or warranty of Seller in this Agreement or any Other Transaction Document or involving fraud or willful misconduct shall survive indefinitely from and after the Effective Time.
11.2 Indemnification.
(a) Subsequent to the Closing, subject to the limitations described in Section 11.5:
(i) Seller shall indemnify and reimburse Purchaser, for itself and on behalf of its respective Affiliates and each of their respective officers, directors, employees, stockholders and agents, (the “Purchaser Indemnified Parties”) from and against any and all damages, claims, losses, costs, liabilities or expenses, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively, “Damages”) asserted against, suffered, sustained, accrued or incurred by such Purchaser Indemnified Party arising out of or relating to (A) any breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered to Purchaser at Closing; (B) any failure to perform any covenant made by, or any obligation of, Seller in or pursuant to this Agreement; (C) any Excluded Asset or (D) any Excluded Liability.
(ii) Purchaser shall indemnify and reimburse Seller, for itself and on behalf of its respective Affiliates and each of their respective officers, directors, employees, stockholders and agents, (the “Seller Indemnified Parties” and collectively with the Purchaser Indemnified Parties, the “Covered Parties”) from and against any and all Damages asserted against, suffered, sustained, accrued or incurred by such Seller Indemnified Party arising out of or relating to (A) any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered to Seller at Closing; (B) any failure to perform any covenant made by, or any obligation of, Purchaser in or pursuant to this Agreement; (C) any Included Asset, with respect to any claims arising following the Closing; or (D) any Included Liability, with respect to any claims arising following the Closing.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) The term “Damages” as used in this ARTICLE XI is not limited to matters asserted by third Persons against the Covered Parties, but includes Damages incurred or sustained by such Persons in the absence of third-Person claims, and payments by a Covered Party shall not be a condition precedent to recovery. The amount of any Damages under this ARTICLE XI sustained by a Covered Party shall be reduced by any amount received by such Covered Party with respect thereto under any insurance coverage and by the amount of any Tax benefit realized by such Covered Party in the year of the indemnification payment with respect to the Damages (which realization, for the avoidance of doubt, shall not include an increase in tax attributes to the extent such attributes cannot be utilized in such year). The Covered Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and to realize any such Tax benefit with respect to the Damages. In addition, if at any time subsequent to any indemnification payment made pursuant to this ARTICLE XI, a Covered Party realizes a Tax benefit or receives an amount under insurance coverage with respect to Damages sustained, then such Covered Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Covered Party (but not in excess of the indemnification payments actually received from the Indemnifying Party in connection therewith). In furtherance of the foregoing (and, for the avoidance of doubt, without duplication of any reimbursement pursuant to the preceding sentence), following an indemnity payment pursuant to this ARTICLE XI by Seller to a Purchaser Indemnified Party, to the extent the Damages giving rise to such payment result in a new or increased tax attribute (including, without limitation, a net operating loss carryforward) that may be utilized to reduce taxable income of such Purchaser Indemnified Party or an Affiliate thereof in a later taxable period:
(i) to the extent the timing of the utilization of such attribute is discretionary, in determining when the Tax benefit is realized for purposes of this Section 11.2(b), such attribute shall be deemed to have been utilized at the earliest permissible time, and
(ii) if such Damages equal or exceed $1.0 million, such Purchaser Indemnified Party shall (or shall cause such Affiliate to) provide Seller or Seller’s designated representative with access to review from time to time as reasonably requested by Seller all relevant Tax Returns and financial information of such Purchaser Indemnified Party or Affiliate until such time as such attributes have been utilized or have expired.
(c) Nothing in this Agreement shall limit any Covered Party’s obligation under applicable law to mitigate the amount of any Damages for which it is entitled to seek indemnification under this ARTICLE XI, and the Indemnifying Party shall not be required to make any payment to a Covered Party in respect of such Damages to the extent such Covered Party has failed to comply with such obligation.
11.3 Notice of Claims.
(a) Any Party seeking indemnification hereunder (the “Indemnified Party”) shall, within the Survival Period, give to the Party which is obligated pursuant to this ARTICLE XI to provide indemnification as set forth herein (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any claim in law or equity by or against a third Person as to which indemnification will be sought shall be given promptly after the claim is commenced; and provided further, that failure to give such notice shall not affect such Indemnified Party’s right to indemnification hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) The Indemnifying Party shall have thirty (30) days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice to pay such amount to the Indemnified Party in immediately available funds or (ii) to provide such Indemnified Party with notice that they disagree with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”) and thereafter comply with the dispute resolution provisions set forth in Section 11.3(c).
(c) If the Indemnifying Party provides a Dispute Notice, Purchaser and Seller agree to hold a meeting, attended by the Chief Executive Officer or President of each Party, or their executive level designees, to attempt in good faith to attempt to resolve the matters raised in such Dispute Notice. If, within fifteen (15) days after such initial meeting, the Parties have not succeeded in negotiating a resolution of the matters raised in such Dispute Notice, such matters shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) relating to voluntary arbitrations, as more fully set forth in Section 12.8.
11.4 Third Person Claims. If a claim by a third Person is made against a Covered Party, and if the relevant Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE XI, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claims, setting forth such claims in reasonable detail. The Indemnifying Party shall be relieved of their indemnification obligations hereunder to the extent that a Claim Notice is not delivered promptly and the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have twenty (20) days after receipt of such Claim Notice to deliver to the Indemnified Party a written acknowledgement that such claim is an indemnifiable claim under this ARTICLE XI, that it will undertake, conduct and control (in accordance with the terms hereof), through counsel of their own choosing (provided that such counsel must be reasonably acceptable to the Indemnified Party) and at their own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with them in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense, provided further that, if in the reasonable opinion of counsel for Indemnifying Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party’s Claim Notice hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not exclusively monetary and shall be paid entirely by the Indemnifying Party and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5 Limitation on Indemnity. Notwithstanding anything expressed or implied in this ARTICLE XI to the contrary, no Indemnified Party shall be entitled to make a claim for indemnification pursuant to Sections 11.2(a)(i)(A) or 11.2(a)(ii)(A) of this Agreement unless and until the aggregate of all Damages suffered by such Indemnified Party and its applicable Covered Parties hereunder exceeds $150,000 (the “Basket Amount”), whereupon, provided the other requirements of this ARTICLE XI have been complied with, all subsequent Damages (not including the Basket Amount) shall become due and payable. Notwithstanding the foregoing, no Basket Amount shall apply to any Indemnified Party’s claim for indemnification hereunder to the extent such claim results from (a) any breach of a representation or warranty of Seller set forth in Section 4.3 (Capitalization), 5.1 (Organization; Due Authorization), 5.2 (No Conflicts; Enforceability), 5.5 (Brokers’ Fees), or 5.6 (Shares), (b) any breach of any representation or warranty of Purchaser set forth in Sections 6.1 (Organization; Due Authorization) or 6.2 (No Conflicts; Enforceability), or (c) any intentional or willful misrepresentation or fraud. In calculating the amount of Damages of the Covered Parties, if the Damages for a claim, together with all other Damages for any other claim(s) arising out of the same or similar events, facts or circumstances or series of related events, facts or circumstances, total less than $20,000, such Damages shall be excluded in their entirety (and such items shall not be aggregated for purposes of calculating the Basket Amount), and no Indemnified Party shall have any recourse against any Indemnifying Party for such Damages. Notwithstanding anything express or implied in this ARTICLE XI to the contrary, (1) the aggregate liability of Seller or Purchaser, as the case may be, to an Indemnified Party with respect to any and all Damages arising under any breach of any representation or warranty (other than as set forth in Section 4.8 (Taxes), with respect to which the following clause (2) shall apply, or in Sections 4.3 (Capitalization), 5.1 (Organization; Due Authorization), 5.2 (No Conflicts; Enforceability), 5.5 (Brokers’ Fees), 5.6 (Shares), 6.1 (Organization; Due Authorization) or 6.2 (No Conflicts; Enforceability) or any intentional or willful misrepresentation, with respect to which the following clause (3) shall apply or any fraud, with respect to which the following clause (4) shall apply) made by Seller or Purchaser, as the case may be, in this Agreement or in any certificate delivered to Purchaser or Seller, as the case may be, at Closing shall not exceed ten percent (10%) of the amount actually paid to Seller pursuant to Sections 2.2(b) and 2.2(c) of this Agreement (the “10% Indemnity Cap”), (2) the aggregate liability of Seller to an Indemnified Party with respect to any and all Damages arising under any breach of any representation or warranty set forth in Section 4.8 (Taxes) made by Seller in this Agreement shall not exceed fifteen percent (15%) of the amount actually paid to Seller pursuant to Sections 2.2(b) and 2.2(c) of this Agreement (the “15% Indemnity Cap”), (3) the aggregate liability of Seller or Purchaser, as the case may be, to an Indemnified Party with respect to any and all Damages arising under any breach of any representation or warranty set forth in Sections 4.3 (Capitalization), 5.1 (Organization; Due Authorization), 5.2 (No Conflicts; Enforceability), 5.5 (Brokers’ Fees), 5.6 (Shares), 6.1 (Organization; Due Authorization) or 6.2 (No Conflicts; Enforceability) made by Seller or Purchaser, as the case may be, in this Agreement or any intentional or willful misrepresentation shall be limited to the amount actually paid to Seller pursuant to Sections 2.2(b) and 2.2(c) of this Agreement and (4) the aggregate liability of Seller or Purchaser, as the case may be, to an Indemnified Party with respect to any and all Damages arising from fraud shall not be limited. The 10% Indemnity Cap and 15% Indemnity Cap shall be cumulative, such that to the extent Damages are paid under the 10% Indemnity Cap, the 15% Indemnity Cap shall be reduced by the amount of such Damages, so that in no event shall the amount of Damages paid with respect to any breach of any representation or warranty set forth in Section 4.8 (Taxes) made by Seller in this Agreement, when aggregated with Damages paid with respect to any breach of any representation or warranty set forth in ARTICLE IV or ARTICLE V (other than Sections 4.3 (Capitalization), 5.1 (Organization; Due Authorization), 5.2 (No Conflicts; Enforceability), 5.5 (Brokers’ Fees), 5.6 (Shares)) or any intentional or willful misrepresentation or fraud), exceed fifteen percent (15%) of the amount actually paid to Seller pursuant to Sections 2.2(b) and 2.2(c) of this Agreement.
11.6 Remedies. The remedies in this ARTICLE XI shall be the sole and exclusive remedies of the parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party hereto shall be deemed to have waived any right, claim, cause of action or remedy if and to the extent actual fraud is proven on the part of a Party by another Party hereto or such right, claim, cause of action or remedy may not be waived under applicable Law.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.7 Limitation on Liabilities. Notwithstanding anything herein to the contrary, no Person shall, in any event, be liable under this ARTICLE XI to any other Person for, and the term “Damages” shall not include, any consequential, incidental, indirect, special or punitive damages suffered or alleged to be suffered by such other Person; provided, however, that if any Covered Party is required to indemnify or otherwise pay any third party that is not a Covered Party for any of the foregoing items, the foregoing limitation shall not prevent the applicable Party from seeking indemnification therefor under this Agreement so long as such Party is entitled to be indemnified for such payment pursuant to Section 11.2.
11.8 Knowledge. Seller acknowledges that the Purchaser Indemnified Parties’ rights to indemnification for any breach of representation, warranty, covenant or obligation of Seller contained in this Agreement, and the rights and remedies that may be exercised by any Purchaser Indemnified Party, are part of the basis of the bargain contemplated by this Agreement, and the Purchaser Indemnified Parties’ rights to indemnification under this Agreement shall not be limited, waived or otherwise affected by virtue of (and Purchaser shall be deemed to have relied on the express representations and warranties set forth in this Agreement) any knowledge on the part of Purchaser of any inaccuracy of any such representation or warranty of Seller set forth in this Agreement, regardless of whether such knowledge was obtained through Purchaser’s own investigation or otherwise (including disclosure by Seller or any of its Representatives), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
11.9 No Set-off. Neither Seller, on the one hand, nor Purchaser, on the other hand, shall have any right to set-off any Damages under this ARTICLE XI against any payments to be made by such Party or Parties pursuant to this Agreement or any other agreement among the Parties.
11.10 Treatment of Indemnification Payments. Any payments made to any party pursuant to this ARTICLE XI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser and Seller on their Tax Returns to the extent permitted by applicable Law.
ARTICLE XII
MISCELLANEOUS
12.1 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that Purchaser may not sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement (including by operation of law) without the prior written consent of Seller, which consent may be granted, withheld or conditioned at Seller’s sole and absolute discretion; provided, further, that (a) as long as it would not cause any adverse Tax consequence to QLT Inc. (or its successors or permitted assigns), Purchaser may freely, without the prior written consent of Seller, sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of this Agreement and any or all of its rights and obligations hereunder (i) to one or more of Purchaser’s Affiliates or (ii) to any third party in connection with any sale by Purchaser of all or substantially all of its assets and (b) any permitted assignment shall preserve Seller’s rights under this Agreement. To the extent Seller makes a sale, transfer, assignment or other disposition of this Agreement or any of its rights or obligations under this Agreement to a party outside the United States without the prior written consent of Purchaser and such sale, transfer, assignment or other disposition gives rise to a withholding tax obligation on the payments for Shares hereunder, such withholding shall be permitted (notwithstanding Section 9.4(f) or anything else in this Agreement to the contrary); provided, however, that prior to making any such withholding, Purchaser shall give Seller reasonable notice of its intention to withhold and the basis for such withholding, and shall (both prior to and after such withholding) reasonably cooperate with Seller in its efforts to eliminate or minimize such withholding obligations and/or to obtain credit for payment thereof.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.2 Expenses. Except as otherwise specified herein, each Party shall bear its own expenses with respect to the Transaction.
12.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (if confirmation of receipt is received), and (c) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:
If to Seller, to:
QLT Inc.
887 Great Northern Way
Vancouver, BC
Canada V5T 4T5
Attention: Chief Executive Officer
Facsimile: (604) 707-7001
with copies sent concurrently to (which shall by itself not constitute notice to Seller for any purposes under this Agreement):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Alan C. Mendelson, Esq.
 Ora T. Fisher, Esq.
Facsimile: (650) 463-2600
If to Purchaser, to it at:
701 Centre Avenue
Fort Collins, CO 80526
Attention: Michael R. Duncan
Facsimile: (970) 482-1152
with copies sent concurrently to (which shall by itself not constitute notice to Purchaser for any purposes under this Agreement):
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention: Paul G. Thompson, Esq.
 Troy R. Braegger, Esq.
Facsimile: (303) 866-0200
provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.
12.5 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Confidentiality Agreement and the Other Transaction Documents contain the entire agreement of the Parties hereto with respect to the Transaction, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.
12.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto, their respective Affiliates and the Covered Parties and no provision of this Agreement shall be deemed to confer upon any third party any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
12.7 Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.
12.8 Governing Law; Arbitration. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York. All Actions arising out of or relating to this Agreement shall be submitted to the AAA for arbitration in accordance with its Commercial Arbitration Rules. The arbitration proceedings shall be held in San Francisco, California before a single arbitrator to be chosen by the mutual agreement of the Parties from a list of arbitrators provided by the AAA. If no mutual agreement is reached, the arbitrator shall be selected by the AAA. The arbitrator so selected shall have substantial experience in the pharmaceutical industry and be familiar with agreements of this type. Each of the Parties agree to use its commercially reasonable efforts to cooperate with the arbitrator, and such arbitrator shall be required to reach a determination regarding such dispute no later than 180 days after selection of such arbitrator. The decision of the arbitrator shall be final, binding and conclusive on the Parties. The fees and expenses of the arbitrator shall be shared equally by both Parties. Each Party shall initially bear its own costs and legal fees associated with such arbitration, however, the prevailing Party in any such arbitration shall be entitled to recover from the other Party the reasonable attorney’s fees, costs and expenses incurred by such prevailing Party in connection with such arbitration.
12.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.10 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Seller or Purchaser will have the right to seek injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement. Each Party agrees that in the event the other Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Party with service of process of a complaint and summons under the procedures set forth in any Canadian or other non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Party with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.11 Headings. The headings of the articles, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
12.12 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, all of which together shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.
12.13 Schedules. Purchaser agrees that any disclosure by Seller in any Schedule attached hereto shall not establish any threshold of materiality or concede the materiality of any matter or item disclosed.
12.14 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
12.15 Time of the Essence. Time is of the essence with respect to the performance of this Agreement.
* * * * * * * * * * *
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER
By:	/s/ Michael R. Duncan
	Name:	Michael R. Duncan
	Title:	Vice President

SELLER
By:	/s/ Robert L. Butchofsky
	Name:	Robert L. Butchofsky
	Title:	President and Chief Executive Officer

By:	/s/ Cameron Nelson
	Name:	Cameron Nelson
	Title:	Vice President, Finance and Chief Financial Officer
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[Redacted versions of exhibits and schedules have been filed with Canada SEDAR
(System for Electronic Document Analysis and Retrieval) on or about the date hereof.]
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.